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                                                                    Exhibit 23.2

                        CONSENT OF INDEPENDENT AUDITORS

   We consent to the reference to our firm under the caption "Experts" and to the use of our report dated May 2, 2000, with respect to the financial statements of the Sprint Spectrum Albany, Syracuse and Manchester Markets (wholly owned by Independent Wireless One Corporation since their acquisition in 2000 from Sprint Spectrum L.P.), included in the Registration Statement (Form S-1) and related Prospectus of IWO Holdings, Inc. related to the registration of warrants to purchase class C common stock and class C common stock.

                                          /s/ Ernst & Young LLP

Kansas City, Missouri
April 11, 2001